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EXHIBIT 99.3

UNAUDITED PRO FORMA COMBINED RECONCILIATIONS OF ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION ("EBITDA") TO NET INCOME (LOSS)

        The following unaudited pro forma combined reconciliations of adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") to net income (loss) for the year ended December 31, 2002 and the nine months ended September 30, 2003 have been prepared to reflect the acquisition as though it had occurred on January 1, 2002. The unaudited pro forma combined reconciliations of adjusted EBITDA to net income (loss) are presented for illustrative purposes only and are not necessarily indicative of the consolidated results of operations, EBITDA or adjusted EBITDA that would have been reported had the acquisition occurred on January 1, 2002, nor do they represent a forecast of the consolidated results of operations, EBITDA or adjusted EBITDA for any future period.

        EBITDA is not a generally accepted accounting principle, or "GAAP," measure. However, management believes, based on feedback from investors, analysts and other users of the Company's financial information, that EBITDA is an appropriate measure of evaluating the operating performance of the Company at this stage in its life cycle because EBITDA is an indication of the resources available for strategic opportunities and is used by many investors to assess the Company's profitability from current operations. Further, as a result of the Company's recent acquisition, and the borrowings that were made to facilitate this transaction, EBITDA has been defined by the Company's lenders as an important metric, and is used in the Company's debt compliance covenants. For purposes of the debt covenants, EBITDA is defined as the Company's consolidated earnings before interest expense, income taxes, depreciation, amortization of intangible assets and other non-cash charges made to the Company's income ("Adjusted EBITDA"). However, EBITDA and Adjusted EBITDA should be considered in addition to, and not as a substitute for, or superior to, net income, cash flows, or other measures of financial performance prepared in accordance with generally accepted accounting principles.

        Because EBITDA and Adjusted EBITDA are used by some investors, analysts and other users of the Company's financial information as a performance measure, EBITDA and Adjusted EBITDA are reconciled herein to pro forma net income as presented in the unaudited pro forma condensed combined statements of operations. Please note that where reconciliation of a non-GAAP financial measure is required and the most directly comparable measure is a "pro forma" measure prepared and presented in accordance with Article 11 of Regulation S-X, companies may use that measure for reconciliation purposes, in lieu of a GAAP financial measure.

        The Company's $3 million Term Loan and $20 million Senior Subordinated Notes each contain a minimum EBITDA debt covenant. Management believes that the debt agreements are material agreements, the covenant is a material term of the debt agreements and that information about the covenants is material to an investor's understanding of the Company's financial condition and/or performance. Based on the terms of the debt covenants, the Company's management expects that the Company will be in compliance with the covenants for the three months ending December 31, 2003, and for at least the year ending December 31, 2004. Specifically, the debt covenants state that commencing with and including the fiscal quarter ending December 31, 2003, the Company will maintain adjusted EBITDA of not less than $2.5 million for the fiscal quarter ending December 31, 2003 and $10.5 million for the year ending December 31, 2004. Readers of this exhibit should be cautioned that the results shown below are not necessarily indicative of the actual consolidated results of operations or adjusted EBITDA the Company expects to record for the periods ending December 31, 2003 and December 31, 2004 since these pro forma schedules are based upon the acquisition occurring on January 1, 2002 and do not include the effects of eCollege's and Datamark's expected revenue growth.

UNAUDITED PRO FORMA COMBINED RECONCILIATIONS OF ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION ("EBITDA") TO NET INCOME (LOSS)

Pro Forma Combined Reconciliation of Adjusted EBITDA to Net Income (Loss)
For the Year Ended December 31, 2002

	Historical		Pro Forma
	(Unaudited)		(Unaudited)
	eCollege	Datamark	Adjustments	Combined
Net Income (Loss)	$(4,921)	$2,226	$(4,028)	$(6,723)
Interest expense—eCollege and Datamark historical	243	550	(793)	—
Interest expense—Term Loan, Senior Subordinated Notes and Seller Notes	—	—	4,162	4,162
Interest expense—Imputed interest on Seller Notes	—	—	492	492
Interest expense—Warrants issued in connection with Senior Subordinated Notes	—	—	661	661
Interest income	(185)	—	—	(185)
Taxes on income	—	1,367	(1,367)	—
Depreciation	3,205	441	—	3,646
Amortization of capitalized software	1,254	—	—	1,254
Amortization of intangible assets	—	620	873	1,493
Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization	$(404)	$5,204	$—	$4,800
Non-cash stock-based compensation, including amortization of deferred compensation*	153	69	—	222

Adjusted EBITDA	$(251)	$5,273	$—	$5,022

Pro Forma Combined Reconciliation of Adjusted EBITDA to Net Income (Loss)
For the Nine Months Ended September 30, 2003

	Historical		Pro Forma
	(Unaudited)		(Unaudited)
	eCollege	Datamark	Adjustments	Combined
Net Income (Loss)	$728	$2,030	$(3,006)	$(248)
Interest expense—eCollege and Datamark historical	109	398	(507)	—
Interest expense—Term Loan, Senior Subordinated Notes and Seller Notes	—	—	3,114	3,114
Interest expense—Imputed interest on Seller Notes	—	—	368	368
Interest expense—Warrants issued in connection with Senior Subordinated Notes	—	—	496	496
Interest income	(73)	—	—	(73)
Taxes on income	—	1,119	(1,119)	—
Depreciation	1,525	491	—	2,016
Amortization of capitalized software	941	—	—	941
Amortization of intangible assets	—	465	654	1,119
Earnings Before Interest, Taxes, Depreciation and Amortization	$3,230	$4,503	$—	$7,733
Non-cash stock-based compensation, including amortization of deferred compensation*	65	—	—	65

Adjusted EBITDA	$3,295	$4,503	$—	$7,798

*
Adjusted EBITDA, as defined by the Company's debt agreements' covenants, is consolidated earnings before interest expense, income taxes, depreciation, amortization of intangible assets and other non-cash charges made to the Company's income.

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  EXHIBIT 99.3